UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2008

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9355	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas		75238
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On December 16, 2008, Herbert A. Bayer, a Director of Cubic Energy, Inc. (the “Company”), Jon S.  Ross, Secretary and a Director of the Company, and an additional key employee of the Company adopted prearranged trading plans (together, the “Plans,” and each, a “Plan”) in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), for their planned future sale of minority portions of their personal holdings of the Company’s common stock.

Rule 10b5-1 plans permit insiders to sell portions of their holdings over a designated period of time under prearranged written plans that are established at a time when the insider is not in possession of material non-public information.  Such programs are permitted to provide for selling of a pre-determined, fixed number of Company shares (subject to the market price of the shares  exceeding the threshold set forth in the  respective  plan) in order to: gradually diversify the individual’s investment portfolio; coordinate stock sales with the  individual’s  long-term tax and financial  planning  strategies; minimize the market effect of share sales by spreading them out over an extended period of time;  and,  avoid concerns with respect to  initiating transactions while in possession of material non-public information.

The Plans provide for the sale of portions of each of the individual’s  holdings of the Company’s common stock on the open  market in specified amounts, at prevailing market prices (subject to specified  minimum trading prices), and on specified trade dates in 2009.  The maximum aggregate number of shares of the Company’s common stock to be sold by these individuals under the Plans is approximately 210,000 shares at limit prices ranging from $0.25 per share to $2.70 per share, beginning on March 1, 2009 and ending on December 31, 2009.  Actual future transactions under these Plans, as applicable, will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.

Each of these individuals will continue to own a substantial number  of shares of the Company’s common stock following the completion of any and all sales contemplated by the Plans. Other officers, employees or directors of the Company may enter into their own Rule 10b5-1 plans in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2008	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary